Exhibit 99.1

Terra Nitrogen Company, L.P.
600 Fourth Street
P.O. Box 6000
Sioux City, IA 51102-6000
Telephone: (712) 277-1340
Telefax: (712) 277-7383
www.terraindustries.com

NEWS

For immediate release	Contact: Joe A. Ewing
(712) 277-7305

Terra Nitrogen Company L.P. reports on forward natural gas pricing, product sales orders

Sioux City, Iowa (October 7, 2005)— Terra Nitrogen Company L.P. (NYSE symbol: TNH) reported that at Sept. 30, 2005, it had supply contracts, financial derivatives and other instruments that fixed the purchase price for approximately 12 percent of its next 12 months’ natural gas needs. The partnership also reported that it has collared most of its forward positions (that is, purchased put options to protect against declines in natural gas costs and, to offset the cost of the put option, sold call options). Outstanding collar transactions at Sept. 30, 2005, approximated fixed purchase contracts.

The partnership’s forward purchase contracts at Sept.30, 2005 fixed prices of future natural gas needs at $22.5 million below published forward prices at that date. This gain was largely offset by $16.7 million of losses on outstanding call options. To the extent further increases to NYMEX future contract prices create additional gains on forward contracts, these gains will generally be offset by increased losses on outstanding call options.

The partnership also reported that at Sept. 30, 2005, it had fixed price sales orders for about 23% of its annual nitrogen production capacity. The partnership expects to fulfill these sales orders through product shipments during the next six to eight months. Operating income or loss realized on these sales will depend on the cost of purchased natural gas, production timing and many other factors. Based on Sept.30, 2005 natural gas costs, the expected production cost (including depreciation) of these sales orders would exceed the fixed sales price. Higher natural gas costs from Sept. 30, 2005 levels would increase the size of such losses.

About TNCLP

Terra Nitrogen Company, L.P. is a leading manufacturer of nitrogen fertilizer products.

Forward-looking statements

This news release may contain forward-looking statements, which involve inherent risks and uncertainties. Statements that are not historical facts, including statements about TNCLP’s beliefs, plans or expectations, are forward-looking statements. These statements are based on current plans, estimates and expectations. Actual results may differ materially from those projected in such forward-looking statements and therefore you should not place undue reliance on them. A non-exclusive list of the important factors that could cause actual results to differ materially from those in such forward-looking statements is set forth in TNCLP’s most recent report on Form 10-K and TNCLP’s other documents on file with the Securities and Exchange Commission. TNCLP undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

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Note:	Terra Nitrogen Company, L.P. news announcements are also available on Terra Industries’ website, www.terraindustries.com.